Exhibit 99.1

May 6, 2026

SmartStop Self Storage REIT, Inc. Reports First Quarter 2026 Results

LADERA RANCH, CA – May 6, 2026 – SmartStop Self Storage REIT, Inc. (“SmartStop” or “the Company”), a self-managed and fully-integrated self storage company, announced its overall results for the three months ended March 31, 2026.

“We posted a strong quarter of growth, highlighted by same-store revenue growth of 1.5% and sector-leading same-store NOI growth of 2.0%, both of which had very difficult year-over-year comps,” said H. Michael Schwartz, Chairman and Chief Executive Officer of SmartStop. “Our expense control initiatives and scale led to a quarter of muted operating expenses, in turn leading to 30 basis points of net operating income margin expansion in our same-store portfolio, the first year-over-year increase in several years.”

“SmartStop has multiple levers of organic and external EBITDA growth across all aspects of our business,” continued Mr. Schwartz. “These drivers, paired with the strong execution of our recast senior credit facility during the quarter, resulted in 19.3% growth of FFO, as adjusted per share year over year. Our dedicated SmartStop team will continue to execute our business plan throughout 2026.”

Three Months Ended March 31, 2026 Financial Highlights:

•
Net income attributable to common stockholders was approximately $9.6 million. This represents an increase of approximately $18.0 million when compared to the same period in 2025. Net income per share of Common Stock, (basic and diluted) was $0.17. This represents an increase of approximately $0.52 when compared to the same period in 2025.
•
Total self storage-related revenues were approximately $64.8 million, an increase of approximately $5.6 million when compared to the same period in 2025.
•
FFO, as adjusted (attributable to common stockholders and Operating Partnership (“OP”) unit holders), was approximately $28.8 million, an increase of approximately $17.6 million when compared to the same period in 2025.
•
FFO, as adjusted per share and OP unit outstanding – diluted was $0.49, an increase of approximately $0.08 when compared to the same period in 2025.
•
Same-store revenues increased by 1.5%, same-store property operating expenses increased by 0.6%, and same-store net operating income (“NOI”) increased by 2.0% compared to the same period in 2025.
•
On a constant currency basis for our Canadian properties included in our wholly-owned same-store pool, our aggregate same-store revenues for all properties included in the pool increased by 1.0%, same-store expenses increased by 0.1%, and same-store NOI increased by 1.5% compared to the same period in 2025.
•
Same-store average physical occupancy was 92.5%, consistent with the same period in 2025.
•
Same-store annualized rent per occupied square foot was approximately $20.10, an increase of approximately 1.2% when compared to the same period in 2025.

Financing Activities

On February 18, 2026, we entered into a new senior unsecured credit facility in the initial amount of $500 million with a syndicate of banks led by KeyBank National Association, Bank of Montreal, JPMorgan Chase Bank, N.A., M&T Bank, The Bank of Nova Scotia, Truist Bank and Wells Fargo Bank, N.A. The agreement includes an accordion feature that allows us to request up to an additional $1.1 billion in borrowing capacity. Borrowings under this credit facility may be in either U.S. dollars or Canadian dollars at our election. Initial advances under this credit facility bear interest on a pricing grid that is approximately 30 basis points lower than the previous revolving credit facility. The new facility has a four-year term and includes an option for a 12-month extension.

Acquisitions and Dispositions

In January, we closed on an acquisition whereby our total contribution was approximately $0.7 million USD into a newly formed SmartCentres joint venture, which acquired a parcel of land in Alberta, Canada. The joint venture is in the process of developing the land into a self storage property.

Third Party Management

As of the quarter ended March 31, 2026, the Company managed 227 stores on its third-party management platform.

Managed REIT Platform Update

SmartStop, through an indirect subsidiary, serves as the sponsor of Strategic Storage Growth Trust III, Inc. (“SSGT III”), Strategic Storage Trust VI, Inc. (“SST VI”), and Strategic Storage Trust X (“SST X” together with SSGT III and SST VI, the “Managed REITs”). SmartStop receives asset management fees, property management fees, acquisition fees, and other fees, as applicable and receives substantially all of the tenant protection program revenue earned by the Managed REITs, which had a combined portfolio of 53 operating properties and approximately 42,350 units and 4.6 million rentable square feet at quarter end. Assets under management for the Managed REITs was approximately $1,055.8 million at quarter end.

Declared Distributions

On February 24, 2026, our board of directors approved a distribution amount for the month of March 2026 such that all holders of our outstanding common stock will receive a distribution equal to $0.1359 per share, equivalent to an annualized distribution of $1.60 per share. The March 2026 distribution payable to each stockholder of record at the end of March was paid on or about April 15, 2026.

On March 27, 2026, our board of directors approved a distribution amount for the month of April 2026 such that all holders of our outstanding common stock will receive a distribution equal to $0.1315 per share, equivalent to an annualized distribution of $1.60 per share. The April 2026 distribution payable to each stockholder of record at the end of April will be paid on or about May 15, 2026.

On May 1, 2026, our board of directors approved a distribution amount for the month of May 2026 such that all holders of our outstanding common stock will receive a distribution equal to $0.1359 per share, equivalent to an annualized distribution of $1.60 per share. The May 2026 distribution payable to each stockholder of record at the end of May will be paid on or about June 15, 2026.

Webcast & Conference Call

Management will host a conference call and webcast to discuss the results on Thursday, May 7, 2026, at 12:00 p.m. Eastern Time. During the call, company officers will review operating performance, discuss recent events, and conduct a question-and-answer period. The question-and-answer period will be limited to registered financial analysts. All other participants will have listen-only capability.

A live webcast of the call will be available in the Investor Relations section of the Company’s website at investors.smartstopselfstorage.com. To access the live webcast, participants are encouraged to visit the site at least 15 minutes before the start time to register and download any necessary software.

Contact:

David Corak

SVP of Corporate Finance & Strategy

SmartStop Self Storage REIT, Inc.

investors.smartstopselfstorage.com

ir@smartstop.com

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	March 31,	December 31,
	2026	2025
	(unaudited)
ASSETS
Real estate facilities:
Land	$540,443	$541,330
Buildings	1,780,827	1,782,894
Site improvements	103,184	103,139
	2,424,454	2,427,363
Accumulated depreciation	(381,977)	(366,447)
	2,042,477	2,060,916
Construction in process	7,974	6,443
Real estate facilities, net	2,050,451	2,067,359
Cash and cash equivalents	38,209	54,224
Restricted cash	5,647	5,144
Investments in unconsolidated real estate ventures	37,445	36,694
Investments in and advances to Managed REITs	156,380	130,961
Deferred tax assets	3,087	3,182
Other assets, net	23,933	27,188
Intangible assets, net of accumulated amortization	14,858	18,358
Trademarks, net of accumulated amortization	15,700	15,700
Goodwill	69,974	69,974
Debt issuance costs, net of accumulated amortization	5,719	3,388
Total assets	$2,421,403	$2,432,172
LIABILITIES AND EQUITY
Debt, net	$1,093,096	$1,098,248
Accounts payable and accrued liabilities	44,572	38,646
Distributions payable	8,555	8,796
Deferred tax liabilities	6,504	6,559
Total liabilities	1,152,727	1,152,249
Commitments and contingencies
Preferred stock, $0.001 par value; 50,000,000 shares authorized, no shares issued or outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Equity:
SmartStop Self Storage REIT, Inc.:
Common Stock, $0.001 par value; 141,250,000 shares authorized; 55,377,467 shares and 55,359,250 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	55	55
Class A Common Stock, $0.001 par value; 31,250,000 shares authorized, no shares issued or outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Class T Common Stock, $0.001 par value; 2,500,000 shares authorized, no shares issued or outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	1,837,442	1,837,194
Distributions	(485,019)	(463,165)
Accumulated deficit	(184,831)	(194,407)
Accumulated other comprehensive income	245	733
Total SmartStop Self Storage REIT, Inc. equity	1,167,892	1,180,410
Noncontrolling interests in our Operating Partnership	100,784	99,513
Total noncontrolling interests	100,784	99,513
Total equity	1,268,676	1,279,923
Total liabilities and equity	$2,421,403	$2,432,172

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2026	2025
Revenues:
Self storage rental revenue	$61,914	$56,586
Ancillary operating revenue	2,903	2,607
Managed Platform revenue	6,612	4,113
Reimbursable costs from Managed Platform	6,881	2,143
Total revenues	78,310	65,449
Operating expenses:
Property operating expenses	22,209	20,087
Managed Platform expenses	4,338	1,234
Reimbursable costs from Managed Platform	6,881	2,143
General and administrative	9,140	7,850
Depreciation	16,575	15,094
Intangible amortization expense	3,453	1,599
Acquisition expenses	80	203
Contingent earnout adjustment	644	—
Total operating expenses	63,320	48,210
Gain on disposition of real estate	1,237	—
Income from operations	16,227	17,239
Other (expense) income:
Equity in losses from investments in unconsolidated real estate ventures	(135)	(242)
Equity in losses from investments in Managed REITs	(185)	(215)
Interest and investment income	1,970	725
Other, net	6,069	454
Interest expense	(13,137)	(22,022)
Loss on debt extinguishment	(262)	(789)
Income tax expense	(331)	(606)
Net income (loss)	10,216	(5,456)
Net (income) loss attributable to noncontrolling interests	(640)	503
Less: Distributions to preferred stockholders	—	(3,452)
Net income (loss) attributable to SmartStop Self Storage REIT, Inc. common stockholders	$9,576	$(8,405)
Net income (loss) per Common Stock, Class A & Class T share:
Basic	$0.17	$(0.35)
Diluted	$0.17	$(0.35)
Weighted average Common Stock, Class A & Class T shares outstanding:
Basic	55,237,360	24,018,553
Diluted	55,274,285	24,018,553

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES NON-GAAP MEASURE –

COMPUTATION OF FUNDS FROM OPERATIONS, AS ADJUSTED

(Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2026	2025
Net income (loss)	$10,216	$(5,456)
Other noncontrolling interests	—	(181)
Distributions to preferred stockholders	—	(3,452)
Adjustments:
Depreciation of real estate	16,248	14,741
Gain on disposition of real estate	(1,237)	—
Amortization of real estate related intangible assets	3,142	1,576
Depreciation and amortization of real estate and intangible assets from unconsolidated entities	883	679
FFO (attributable to common stockholders and OP unit holders)	29,252	7,907
Other Adjustments:
Intangible amortization expense - contracts (1)	311	23
Acquisition-related expenses (2)	176	203
Acquisition expenses, amortization of debt issuance costs and foreign currency (gains) losses, net from unconsolidated entities	1	66
Contingent earnout adjustment (3)	644	—
Accretion of fair market value of secured debt	174	204
Loss on extinguishment of debt (4)	262	789
Foreign currency and interest rate derivative gains, net (5)	(5,384)	(202)
Transactional expenses (6)	486	625
IPO & legacy performance grants (7)	1,448	—
Adjustment of deferred tax assets and liabilities (1)	109	263
Sponsor funding reduction (8)	267	245
Amortization of debt issuance costs (1)	1,058	1,072
FFO, as adjusted (attributable to common stockholders and OP unit holders)	$28,804	$11,195

Weighted average Common Stock, Class A & Class T shares outstanding – basic	55,237,360	24,018,553
Weighted average OP units outstanding	3,813,917	3,375,330
Weighted average other dilutive securities	209,319	73,024
Weighted average shares & OP units outstanding – diluted	59,260,596	27,466,907
FFO, as adjusted per share & OP unit outstanding – diluted	$0.49	$0.41

(1)
These items represent the amortization, accretion, or adjustment of intangible assets, debt issuance costs, equity issuance costs, or deferred tax assets and liabilities.
(2)
This represents acquisition expenses associated with investments in real estate that were incurred prior to the acquisitions becoming probable and therefore not capitalized in accordance with our capitalization policy, as well as specific incremental acquisition-related expenses included in general and administrative in our consolidated statements of operations related to certain third party costs for completed acquisitions.
(3)
The contingent earnout adjustment represents the adjustment to fair value of the contingent earnout established in connection with the Third Party Platform Acquisition.
(4)
The net loss associated with the extinguishment of debt includes prepayment penalties, defeasance costs, the write-off of unamortized deferred financing fees, and other fees incurred.
(5)
This represents the mark-to-market adjustment for certain of our derivative instruments not designated for hedge accounting and the ineffective portion of the change in fair value of derivatives recognized in earnings. Changes in foreign currency related to our foreign equity investments not classified as long term under GAAP, along with transactions denominated in a currency other than the functional currency of the related entity, which includes both our 2028 Canadian Notes and our 2030 Canadian Notes.
(6)
Such costs incurred for the three months ended March 31, 2026 primarily included non-recurring transactional expenses of: i) approximately $0.1 million related to a one-time retention plan accrual in connection with the Third Party Platform Acquisition; and ii) approximately $0.3 million related to one-time Argus owner on-boarding costs. Such costs incurred for the three months ended March 31, 2025 primarily included: i) approximately $0.1 million related to our Underwritten

Public Offering, but were not directly attributable thereto, and were therefore included in general and administrative in our consolidated statements of operations; and ii) approximately $0.6 million of professional fees related to the calculation of our estimated net asset value, which we will no longer incur, given the listing of our common stock and other similar minor amounts.
(7)
The amounts adjusted for in the table above relate to: i) the stock compensation expense and related employer tax liabilities recorded related to the equity grants issued in connection with the Underwritten Public Offering, and ii) incremental stock compensation expense recorded related to historically granted performance-based equity grants issued prior to our becoming a publicly traded company. In connection with our transition to being publicly traded, beginning in March of 2026, we now issue performance grants based on our relative total shareholder return, where the value for such grant value is determined under GAAP upon grant and does not prospectively change based on the actual probability of achievement. The historical performance based grants require a cumulative catch-up under GAAP when it becomes probable that a higher level of achievement is probable. Beginning in the period ended March 31, 2026, given the prospective change and the non-cash GAAP cumulative effect of the historical grants, we have removed such cumulative effect adjustments for all periods presented, as applicable. FFO is adjusted for its effect to arrive at FFO, as adjusted, and was adjusted for this as a means of determining a current and prospective comparable sustainable operating performance metric.
(8)
Pursuant to the Sponsor Funding Agreement, SmartStop funded certain costs of SST VI’s share sales, and in return receives Series C Units in Strategic Storage Operating Partnership VI, L.P. The excess of the funding over the value of the Series C Units received is accounted for as a reduction of Managed Platform revenue from SST VI over the remaining estimated term of the management contracts with SST VI. FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

COMPUTATION OF SAME-STORE OPERATING RESULTS

(Unaudited)

Same-Store Facility Results - Three Months ended March 31, 2026 and 2025

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2025, excluding four other properties) for the three months ended March 31, 2026 and 2025. We consider the following data to be meaningful as this allows generally for the comparison of results without the effects of acquisition, dispositions, development activity, properties impacted by casualty events, lease up properties or similar other such factors (dollars in thousands, except per occupied square foot amounts):

	Same-Store Facilities			Non Same-Store Facilities			Total
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change
Revenue (1)	$55,009	$54,207	1.5%	$7,226	$2,681	N/M	$62,235	$56,888	9.4%
Property operating expenses (2)	18,922	18,813	0.6%	3,021	1,092	N/M	21,943	19,905	10.2%
Net operating income	$36,087	$35,394	2.0%	$4,205	$1,589	N/M	$40,292	$36,983	8.9%
Number of facilities	157	157		20	7		177	164
Rentable square feet (3)	12,230,850	12,188,950		1,641,950	643,650		13,872,800	12,832,600
Average physical occupancy (4)	92.5%	92.5%	0.0%	83.0%	N/M	N/M	91.4%	92.3%	(0.9)%
Annualized rent per occupied square foot (5)	$20.10	$19.87	1.2%	$21.40	N/M	N/M	$20.24	$19.94	1.5%

N/M Not meaningful

(1)
Revenue includes rental income, certain ancillary revenue, administrative and late fees, and excludes Tenant Protection Program revenue.
(2)
Among other expenses, property operating expenses excludes Tenant Protection Program related expense. Please see the reconciliation of net operating income to net income (loss) below for the full detail of adjustments to reconcile net operating income to net income (loss).
(3)
As of March 31, 2026 and 2025, parking represented approximately 1,070,000 and 1,017,000 square feet, respectively, of the total rentable square feet. On a same-store basis, for the same periods, parking represented approximately 992,000 square feet. Amounts not in thousands.
(4)
Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation.
(5)
Determined by dividing the aggregate rental income, net of discounts and concessions and excluding late and administrative fees for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation. We have excluded the rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot. Amount not in thousands.

Our same-store revenue increased by approximately $0.8 million, or 1.5%, for the three months ended March 31, 2026 compared to the three months ended March 31, 2025 primarily due to an approximately 1.2% increase in annualized rent per occupied square foot and increased administrative and late fees. Our same-store property operating expenses increased by approximately $0.1 million, or 0.6%, for the three months ended March 31, 2026 compared to the three months ended March 31, 2025 primarily due to increased payroll costs.

Net operating income, or NOI, is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, stock compensation related to our IPO Grant and other non-property related income and expense, as applicable. We believe that NOI is useful for investors as it provides a measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, we believe that NOI (sometimes referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

The following table presents a reconciliation of net income (loss) as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated (in thousands):

	Three Months Ended March 31,
	2026	2025
Net income (loss)	$10,216	$(5,456)
Adjusted to exclude:
Tenant Protection Program revenue (1)	(2,582)	(2,305)
Tenant Protection Program related expense	266	182
Managed Platform revenue	(6,612)	(4,113)
Managed Platform expenses	4,338	1,234
General and administrative	9,140	7,850
Depreciation	16,575	15,094
Intangible amortization expense	3,453	1,599
Acquisition expenses	80	203
Contingent earnout adjustment	644	—
Losses from our equity method investments in unconsolidated real estate ventures	135	242
Losses from our equity method investments in Managed REITs	185	215
Other, net	(6,069)	(454)
Interest income	(1,970)	(725)
Interest expense	13,137	22,022
Loss on debt extinguishment	262	789
Gain on disposition of real estate	(1,237)	—
Income tax expense	331	606
Total net operating income	$40,292	$36,983

(1)
Approximately $2.3 million and $2.1 million of Tenant Protection Program revenue was earned at same-store facilities during the three months ended March 31, 2026 and 2025, respectively, with the remaining approximately $0.3 million and $0.2 million earned at non same-store facilities during the three months ended March 31, 2026 and 2025, respectively.

The following tables present a reconciliation of same-store as reported net operating income to same-store constant currency net operating income (dollars in thousands):

	Three Months Ended March 31,
	2026	2025	% Change
Total revenues
As reported	$55,009	$54,207	1.5%
Impact of FX rate	(243)	—
Constant currency basis	$54,766	$54,207	1.0%

Total expenses
As reported	$18,922	$18,813	0.6%
Impact of FX rate	(81)	—
Constant currency basis	$18,841	$18,813	0.1%

Net operating income
As reported	$36,087	$35,394	2.0%
Impact of FX rate	(162)	—
Constant currency basis	$35,925	$35,394	1.5%

Note: The Company's 13 same-store properties in Canada are operated in Canadian Dollars (CAD), and their financial results are translated to U.S. Dollars (USD) in accordance with GAAP. To provide additional operating fundamentals on a constant currency basis, these selected financial results are presented in both USD as translated and on a constant currency basis, to remove the impact of non-operational foreign currency fluctuations. Constant currency results are calculated by translating current year results at prior year average exchange rates. The actual average CAD/USD exchange rate for the three months ended March 31, 2026 and 2025 was approximately 0.73x and 0.70x, respectively.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

OUTLOOK FOR FULL YEAR 2026

(Unaudited)

(Dollar amounts in thousands, except share and per share data)

	Ranges for 2026 Annual Assumptions				Notes for Updated Annual Assumptions
	as of February 25, 2026		as of May 6, 2026		as of May 6, 2026
Same-store growth (as translated in U.S. dollars)	Low	High	Low	High	2026 Same-store pool: 157 Properties
Revenue	-0.50%	2.00%	-0.25%	1.75%
Operating expense	2.00%	4.00%	1.75%	3.75%
Net operating income (3)	-1.75%	1.00%	-1.25%	0.75%	Reflects an average CAD/USD exchange rate for full year 2026 of approximately 0.73x. The average CAD/USD exchange rate for the 12 months ended December 31, 2025 was approximately 0.72x.

Same-store growth (constant currency)(1)	Low	High	Low	High	2026 Same-store pool: 157 Properties
Revenue	-0.50%	2.00%	-0.25%	1.75%
Operating expense	2.00%	4.00%	1.75%	3.75%
Net operating income (3)	-1.75%	1.00%	-1.25%	0.75%	Reflects an average CAD/USD exchange rate of approximately 0.72x for full year 2025 and 2026.

FFO, as Adjusted (2)	Low	High	Low	High
FFO, as adjusted per share & OP unit outstanding - diluted (3)	$1.93	$2.05	$1.94	$2.04
Weighted average share count (Not in thousands)	59,400,000	59,400,000	59,400,000	59,400,000

	Low	High	Low	High
Non same-store net operating income	$18,500	$19,800	$18,500	$19,800	Includes properties in the non same-store pool as of March 31, 2026. Excludes tenant protection net margin.
Tenant Protection Program net margin	$9,600	$9,950	$9,600	$9,950	Represents Tenant Protection Program revenues less Tenant Protection Program related expense for the same-store and non same-store pools.
Managed REIT adjusted EBITDA (4)	$13,250	$13,900	$13,550	$14,350

Represents Managed REIT Platform revenues less Managed REIT Platform expenses. Assumes average AUM of $1,080 million (low) to $1,130 million (high) for the year ending December 31, 2026. Excludes $0.3 million of equity based compensation expense related to IPO grants. (Not in thousands)

Third-party management adjusted EBITDA (4)	$1,800	$3,000	$1,800	$2,700	Represents third-party management revenues less third-party management expenses. Excludes an estimated $0.8 million of acquisition related expenses and transactional expenses. (Not in thousands)
General and administrative expenses	$32,000	$34,000	$32,250	$33,750	Excludes an estimated $4.6 million of equity based compensation expense related to IPO grants and legacy stock compensation. (Not in thousands)
Interest expense	$52,000	$55,000	$53,000	$55,000	Assumes average one-month SOFR of 3.7%.
Interest and investment income	$9,000	$10,000	$9,000	$10,000

Capital Deployment	Low	High	Low	High
Acquisitions, loans, bridge loans & preferred investments	$45,000	$65,000	$45,000	$65,000

Includes wholly-owned acquisitions, the Company's investment in joint ventures, bridge loans to or investments in third parties and investments in the Managed REITs, net of any repayments of existing loans or investments.

Solar spend	$2,250	$2,750	$2,250	$2,750
Development spend	$9,000	$10,000	$9,000	$10,000	Related to the Company's portion of properties under construction in the SmartCentres joint venture.
Redevelopment and expansion spend	$16,000	$18,000	$14,000	$16,000

Note: The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates. A reconciliation of net income outlook to same-store net operating income outlook is provided later in this release entitled "Reconciliation of Estimated GAAP Net Income to Estimated Same-Store Net Operating Income." A reconciliation of net income per share outlook to funds from operations, as adjusted per share outlook is provided later in this release entitled "Reconciliation of the Range of Estimated GAAP Fully Diluted Net Income Per Share and OP Unit to Estimated Fully Diluted FFO, As Adjusted Per Share and OP Unit."

(1)
Stores in Canada are operated in Canadian Dollars (CAD), and their financial results are translated to U.S. Dollars (USD) in accordance with GAAP. These stores represent 13 of the Company's 157 stores in the 2026 same-store pool. Constant currency results are calculated by translating current year results at prior year average exchange rates. The average CAD/USD exchange rate for the 12 months ending December 31, 2025 was 0.72x.
(2)
FFO, as adjusted estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year.
(3)
A reconciliation of net income outlook to same-store net operating income outlook is provided below under the heading “Reconciliation of Estimated GAAP Net Income to Estimated Same-Store Net Operating Income” The reconciliation includes details related to same-store revenue and same-store expense outlooks. A reconciliation of net income per share outlook to funds from operations, as adjusted per share and OP unit outstanding outlook is provided below under the heading “Reconciliation of the Range of Estimated GAAP Fully Diluted Net Income Per Share and OP Unit to Estimated Fully Diluted FFO, As Adjusted Per Share and OP Unit.”
(4)
Consistent with applicable SEC rules, we do not provide a reconciliation of estimated 2026 Managed REIT Adjusted EBITDA or third-party management adjusted EBITDA to estimated GAAP net income because we are unable to reasonably predict certain items that are included in these measures.

Reconciliation of the Range of Estimated GAAP Fully Diluted Net Income Per Share and OP Unit to Estimated Fully Diluted FFO, As Adjusted Per Share and OP Unit

The following table presents a reconciliation of the range of estimated GAAP net income (loss) per share to estimated fully diluted FFO, as adjusted per share, as provided in our Outlook for Full Year 2026:

	Ranges for 2026 Annual Assumptions
	as of May 6, 2026

	Low	High
Net income	$0.48	$0.54
Depreciation & amortization of real estate and intangible assets from consolidated and unconsolidated entities	1.35	1.38
Gain on disposition of real estate	(0.02)	(0.02)
FFO per share & OP unit outstanding - diluted	$1.81	$1.90
Acquisition related expenses and foreign currency (gains) losses, net from unconsolidated entities	$0.01	$0.01
Amortization of debt issuance costs	0.05	0.05
Sponsor funding revenue reduction	0.02	0.02
IPO & legacy performance grants	0.08	0.08
Other (1)	(0.03)	(0.03)
FFO, as adjusted per share & OP unit outstanding - diluted	$1.94	$2.04

(1)
Includes the following: Intangible amortization expense - contracts, accretion of fair market value of secured debt, foreign currency, contingent earnout adjustment, interest rate derivative (gains) losses, net, net loss on extinguishment of debt, and adjustment of deferred tax liabilities.

Reconciliation of Estimated GAAP Net Income to Estimated Same-Store Net Operating Income

The following table presents a reconciliation of the range of estimated GAAP net income (loss) per share to total same-store net operating income, as provided in our Outlook for Full Year 2026:

	Ranges for 2026 Annual Assumptions
	as of May 6, 2026

	Low	High
Net income	$28,895	$32,258
Adjusted to exclude:
Tenant Protection Program net margin (1)	(9,600)	(9,950)
Managed Platform net margin (2)	(14,295)	(15,995)
General and administrative expenses	36,834	38,334
Depreciation & amortization of real estate and intangible assets from consolidated entities	78,934	80,716
Interest expense	53,000	55,000
Equity in (earnings) losses of unconsolidated joint venture properties and investments in Managed REITs	1,200	740
Income tax expense	2,100	2,300
Interest and investment income	(9,000)	(10,000)
Other, net (3)	(5,514)	(6,632)
Non same-store revenue	(29,714)	(31,948)
Non same-store operating expense	11,214	12,148
Total same-store net operating income	$144,054	$146,971

(1)
Includes Tenant Protection Program revenue, less expenses.
(2)
Includes Managed Platform revenues, less expenses.
(3)
Includes the following: contingent earnout adjustment, net loss on extinguishment of debt, gain on disposition of real estate, state tax expenses, foreign currency fluctuations, and changes in value related to our foreign currency.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

SUMMARY OF RECENT ACQUISITIONS

(Unaudited)

Property	MSA/CMA (1)	SmartStop % Ownership	Net Rentable Sq. Ft.	Units	Purchase Price (2)	Date Acquired
Clifton	New York - Newark	100%	116,000	1,285	$38,647	1/7/2025
Hillside	New York - Newark	100%	112,000	1,200	35,944	1/7/2025
Murfreesboro (3)	Nashville	100%	63,300	500	7,907	2/20/2025
Kelowna (4)	Kelowna, British Columbia	100%	74,000	800	28,207	4/15/2025
Lakewood II	Denver, CO	100%	66,850	605	12,749	5/29/2025
Holzwarth Rd, Houston - Springwoods	Houston, TX	100%	89,800	815	15,269	6/17/2025
Holcombe Blvd, Houston - Medical Center	Houston, TX	100%	96,000	835	37,521	6/17/2025
Louetta Rd, Houston- Champions- Spring	Houston, TX	100%	111,850	745	20,013	6/17/2025
FM 2978, Houston - Magnolia	Houston, TX	100%	83,100	725	14,510	6/17/2025
Shenandoah, Houston - The Woodlands	Houston, TX	100%	88,000	750	20,513	6/17/2025
Allard, Alberta (4) (5)	Edmonton, Alberta	50%	N/A	N/A	1,199	8/12/2025
Edmonton, Alberta (4)	Edmonton, Alberta	100%	68,175	535	9,719	8/26/2025
Sherwood Park, Alberta (4)	Edmonton, Alberta	100%	65,500	535	11,804	8/26/2025
Red Deer, Alberta (4)	Edmonton, Alberta	100%	76,500	610	13,782	8/26/2025
Canmore, Alberta (4)	Calgary, AB	100%	63,500	765	21,061	8/26/2025
Cochrane, Alberta (4)	Calgary, AB	100%	84,250	605	14,004	8/26/2025
Rahway	New York - Newark	100%	55,200	560	15,328	9/3/2025
Argus Professional Storage Management (6)	N/A	100%	N/A	N/A	32,100	10/1/2025
Winter Garden	Orlando, FL	100%	72,050	515	15,262	11/4/2025
Finch, Toronto (4) (5)	Toronto, Ontario	50%	N/A	N/A	3,019	12/19/2025
2025 full year acquisitions			1,386,075	12,385	$368,558

127 Ave, Edmonton, AB (4) (5)	Edmonton, Alberta	50%	N/A	N/A	$666	1/6/2026
2026 year-to date acquisitions			N/A	N/A	$666

(1)
CMA (Census Metropolitan Area) as defined by Statistics Canada.
(2)
Amounts in thousands.
(3)
This property was sold on October 30, 2025 for approximately $7.9 million.
(4)
Purchase price converted to USD using the exchange rate in effect at date of purchase.
(5)
This property is an undeveloped parcel of land purchased through our joint venture partnership with SmartCentres; the property is currently under development to become a self storage facility.
(6)
Includes the maximum potential earnout of $11.0 million, which will be evaluated based on revenues generated during fiscal year 2028.

ADDITIONAL INFORMATION REGARDING NOI, FFO, and FFO, as adjusted

Net Operating Income (“NOI”)

NOI is a non-GAAP measure that SmartStop defines as net income (loss), computed in accordance with GAAP, generated from properties, excluding tenant protection plan revenue, before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, stock compensation related to our IPO Grant and other non-property related income and expense. SmartStop believes that NOI is useful for investors as it provides a measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, SmartStop believes that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, SmartStop’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

Funds from Operations (“FFO”) and FFO, as Adjusted

Funds from Operations

Funds from operations ("FFO"), is a non-GAAP financial metric promulgated by NAREIT that SmartStop believes is an appropriate supplemental measure to reflect operating performance. SmartStop defines FFO consistent with the standards established by the white paper on FFO approved by the board of governors of NAREIT, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate related asset impairment write downs, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Additionally, gains and losses from change in control are excluded from the determination of FFO. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. SmartStop’s FFO calculation complies with NAREIT’s policy described above.

FFO, as Adjusted

SmartStop uses FFO, as adjusted, as an additional non-GAAP financial measure to evaluate their operating performance. FFO, as adjusted, provides investors with supplemental performance information that is consistent with the performance models and analysis used by management. In addition, FFO, as adjusted, is a measure used among SmartStop’s peer group, which includes publicly traded REITs. Further, SmartStop believes FFO, as adjusted, is useful in comparing the sustainability of their operating performance with the sustainability of the operating performance of other real estate companies.

In determining FFO, as adjusted, SmartStop makes further adjustments to the NAREIT computation of FFO to exclude the effects of non-real estate related asset impairments and intangible amortization, acquisition related costs, other write-offs incurred in connection with acquisitions, contingent earnout expenses, accretion of fair value of debt adjustments, amortization of debt issuance costs, gains or losses from extinguishment of debt, adjustments of deferred tax assets and liabilities, realized and unrealized gains/losses on foreign exchange transactions, gains/losses on certain foreign exchange and interest rate derivatives not designated for hedge accounting, and other select non-recurring income or expense items which SmartStop believes are not indicative of their overall long-term operating performance. SmartStop excludes these items from GAAP net income (loss) to arrive at FFO, as adjusted, as they are not the primary drivers in their decision-making process and excluding these items provides investors a view of their continuing operating portfolio performance over time, which in any respective period may experience fluctuations in such acquisition, merger or other similar activities that are not of a long-term operating performance nature. FFO, as adjusted, also reflects adjustments for unconsolidated partnerships and jointly owned investments. SmartStop uses FFO, as adjusted, as one measure of their operating performance when they formulate corporate goals and evaluate the effectiveness of their strategies.

Presentation of FFO and FFO, as adjusted, is intended to provide useful information to investors as they compare the operating performance of different REITs. However, not all REITs calculate FFO and FFO, as adjusted, the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and FFO, as adjusted, are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations as an indication of SmartStop’s liquidity or indicative of funds available to fund their cash needs including their ability to make distributions to their stockholders. FFO and FFO, as adjusted, should be reviewed in conjunction with other measurements as an indication of our performance.

Neither the SEC, NAREIT, nor any other regulatory body has passed judgment on the acceptability of the adjustments that SmartStop uses to calculate FFO or FFO, as adjusted. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-traded REIT industry and SmartStop would have to adjust its calculation and characterization of FFO or FFO, as adjusted.

This press release, a financial supplement, and additional information about SmartStop are available on our website, investors.smartstopselfstorage.com.

About SmartStop Self Storage REIT, Inc. (“SmartStop”):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC also sponsors other self-storage programs, and through its Managed Platform offers third party management services in the U.S. and Canada. As of May 6, 2026, SmartStop has an owned or managed portfolio of nearly 460 operating properties in 35 states, the District of Columbia, and Canada, comprising over 270,000 units and more than 35 million rentable square feet. SmartStop and its affiliates own or manage 50 operating self-storage properties across four provinces in Canada, which total approximately 43,400 units and 4.3 million rentable square feet.

Forward-Looking Statements

Certain of the matters discussed in this earnings release, other than historical facts, constitute forward-looking statements within the meaning of the federal securities laws, and we intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in such federal securities laws. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words, or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

Such statements include, but are not limited to statements concerning our plans, strategies, initiatives, prospects, objectives, goals, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation:

•
disruptions in the economy, including debt and banking markets and foreign currency, including changes in the Canadian Dollar (“CAD”)/U.S. Dollar (“USD”) exchange rate;
•
significant transaction costs, including financing costs, and unknown liabilities;
•
whether we will be successful in the pursuit of our business plan and investment objectives;
•
changes in the political and economic climate, economic conditions and fiscal imbalances in the United States, and other major developments, including tariffs, wars, natural disasters, epidemics and pandemics, military actions, and terrorist attacks;
•
changes in tax and other laws and regulations, including tenant protection programs and other aspects of our business;
•
difficulties in our ability to attract and retain qualified personnel and management;
•
the effect of competition at our self-storage properties or from other storage alternatives, which could cause rents and occupancy rates to decline;
•
our ability to identify and complete future acquisitions on favorable terms or at all;

•
our ability to successfully integrate businesses and opportunities that we acquire, including but not limited to, the potential failure to fully realize expected cost savings and synergies from transactions or the risk that those expected cost savings and synergies may take longer than anticipated to be realized;
•
the outcome of any pending or later instituted legal or regulatory proceedings or governmental inquiries or investigations;
•
general competitive, economic, political and market conditions and other factors that may affect our future results;
•
our reliance on information technologies, which are vulnerable to, among other things, attack from computer viruses and malware, hacking, cyberattacks and other unauthorized access or misuse;
•
increases in interest rates; and
•
failure to maintain our REIT status.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the Securities and Exchange Commission (the “SEC”) and are not intended to be a guarantee of our performance in future periods. We cannot guarantee the accuracy of any such forward-looking statements contained in this earnings release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information regarding risks and uncertainties associated with our business, and important factors that could cause our actual results to vary materially from those expressed or implied in such forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the documents we file from time to time with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2025, and our quarterly report on Form 10-Q for the quarter ended March 31, 2026, copies of which may be obtained from our website at investors.smartstopselfstorage.com.